As filed with the Securities and Exchange Commission on August 31, 2021

Registration No. 333-[•]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Professional Holding Corp.

(Exact name of registrant as specified in its charter)

Florida	46-5144312
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

396 Alhambra Circle, Suite 255

Coral Gables, Florida, 33134

(786) 483-1757

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Professional Holding Corp. 2014 Associate Stock Purchase Plan

(Full title of the plan)

Daniel R. Sheehan

Chairman & Chief Executive Officer

Professional Holding Corp.

5100 PGA Boulevard, Suite 101

Palm Beach Gardens, Florida, 33418

(561) 720-1717

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Michael C. Sontag General Counsel Professional Holding Corp. 5100 PGA Boulevard, Suite 101 Palm Beach Gardens, Florida, 33418[1] (561) 720-1713	Brandon C. Price Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

☐	Large accelerated filer	☐	Accelerated filer
☐	Non-accelerated filer (Do not check if a smaller reporting company)	☒	Smaller reporting company
☒	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered	Max. Proposed Offering Price Per Share	Proposed Max. Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, $0.01 par value per share, issuable under the Professional Holding Corp. 2014 Associate Stock Purchase Plan	2,000,000(1)	$18.88(2)	$37,760,000	$4,119.62(3)

(1)

Represents shares of Class A common stock, $0.01 par value per share (the “Common Stock”), of Professional Holding Corp. (the “Registrant” or “we”) issuable in connection with the Professional Holding Corp. 2014 Associate Stock Purchase Plan. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of Common Stock registered hereby shall include an indeterminable number of shares of Common Stock that may be issued in connection with a stock split, stock dividend, recapitalization or other similar event. No additional consideration will be received for any shares of Common Stock issued in connection with any such event(s) and as a result, no registration fee is required to be paid for these shares pursuant to Rule 457(i) under the Securities Act.

(2)

Estimated solely for the purpose of calculating the registration fee under Rule 457(c) of the Securities Act, based on the average of the high and low prices of $19.15 and $18.60, respectively, of the Registrant’s Common Stock on the Nasdaq Global Select Market on August 27, 2021.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act at a rate equal to $109.10 per $1,000,000 of the proposed maximum aggregate offering price.

EXPLANATORY NOTE

Pursuant to General Instruction E of Form S-8, this Registration Statement on Form S-8 is being filed in order to register 2,000,000 shares of the Registrant’s Common Stock, issuable to eligible participants under the Professional Holding Corp. 2014 Associate Stock Purchase Plan.

PART I

INFORMATION REQUIRED IN PROSPECTUS

The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act, and the introductory note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act, and the introductory note to Part I of Form S-8.

Item 3: Incorporation of Documents by Reference

The following documents, which previously have been filed by the Registrant with the Securities and Exchange Commission, are incorporated herein by reference and made a part hereof:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 26, 2021;
●	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, filed with the SEC on May 17, 2021;
●	our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021, filed with the SEC on August 16, 2021;
●	our Current Reports on Form 8-K filed with the SEC on January 8, 2021; January 29, 2021; February 1, 2021; March 17, 2021; March 26, 2021; April 28, 2021; May 5, 2021; May 12, 2021; and May 25, 2021;
●	our proxy statement on Schedule 14A for the 2021 Annual Meeting of Stockholders, filed with the SEC on April 29, 2021;
●	the description of our common stock set forth in our registration statement on Form S-1, filed on January 6, 2020, including any and all amendments and reports filed for the purpose of updating that description; and
●	all documents filed by the Registrant under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before the termination of the offering of securities under this prospectus.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration

Statement. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4: Description of Securities.

Not Applicable.

Item 5: Interests of Named Experts and Counsel.

Michael C. Sontag, the Registrant’s General Counsel and Secretary, will pass upon the validity of the securities being offered hereby. As of August 30, 2021, Mr. Sontag beneficially owned 2,410 shares of the Registrant’s Class A Common Stock, which represented less than 1.0% of the total outstanding Class A Common Stock of the Registrant.

Item 6: Indemnification of Directors and Officers.

Under Section 607.0831 of the Florida Business Corporation Act (the “FBCA”), a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision to take or not to take action, or any failure to take any action, as a director, unless (1) the director breached or failed to perform his or her duties as a director and (2) the director’s breach of, or failure to perform, those duties constitutes any of the following: (a) a violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (b) a circumstance under which the transaction at issue is one from which the director derived an improper personal benefit, either directly or indirectly; (c) a circumstance under which the liability provisions of Section 607.0834 of the FBCA are applicable; (d) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful or intentional misconduct; or (e) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. A judgment or other final adjudication against a director in any criminal proceeding for a violation of the criminal law estops that director from contesting the fact that his or her breach, or failure to perform, constitutes a violation of the criminal law; but does not estop the director from establishing that he or she had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful.

Under Section 607.0851 of the FBCA, a corporation has power to indemnify any person who is a party to any proceeding (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was a director or officer of the corporation against liability incurred in connection with such proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person did not meet the relevant standard of conduct described in Section 607.0851 of the FBCA. A corporation also has the power to indemnify a director or an officer in connection with a proceeding by or in the right of the corporation for expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation.

The FBCA also provides, under Section 607.0852, that a corporation must indemnify an individual who is or was a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the individual was a party because he or she is or was a director or officer of the corporation against expenses incurred by the individual in connection with the proceeding. Further, under Section 607.0853 of the FCBA, a corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse expenses incurred in connection with the proceeding if the director or officer delivers to the corporation a signed written undertaking of the director or officer to repay any funds advanced if: (a) the director or officer is not entitled to mandatory indemnification under Section 607.0852; and (b) it is ultimately determined that the director or officer has not met the relevant standard of conduct described in Section 607.0851 or the director or officer is not entitled to indemnification under Section 607.0859 (as described below).

Under Section 607.0858 of the FBCA, the indemnification and advancement of expenses provided pursuant to Sections 607.0851, 607.0852 and 607.0853 of the FBCA are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors or officers under any provision of its articles of incorporation or bylaws or any agreement, vote of shareholders or disinterested directors, or otherwise. However, under Section 607.0859, indemnification or advancement of expenses may not be made to or on behalf of any director or officer if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (a) willful or intentional misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder; (b) a transaction in which the director or officer derived an improper personal benefit; (c) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; or (d) in the case of a director, a circumstance under which the liability provisions of Section 607.0834 are applicable.

Our Bylaws provide that we shall indemnify our directors, officers, and employees, and may indemnify agents, in certain circumstances, from expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with an action, suit or proceeding to which he or she is or was a party, or threatened to be made a party, by reason of his or her position with the Registrant or because he or she was serving at the request of the Registrant.

Additionally, we have entered into indemnification agreements with each of our directors that contractually obligate us to indemnify our directors to the fullest extent permitted under applicable law. These agreements generally require both the Registrant and Professional Bank, a Florida banking corporation and a subsidiary of the Registrant (the “Bank”), to indemnify each director if the director is, or is threatened to be made, a party to or a participant in any proceeding, other than a proceeding by or in the right of the Registrant or the Bank to procure a judgment in the favor of the Registrant or the Bank or a proceeding by a federal banking agency if the director acted in good faith and in a manner the director reasonably believed to be in, or not opposed to, the best interests of the Registrant or the Bank, as applicable, and, in the case of a criminal action or proceeding, had no reasonable cause to believe that the director’s conduct was unlawful. Each director is further required to be indemnified for all expenses reasonably incurred by the director or on behalf of the director if the director is, or is threatened to be made, a party to or a participant in any proceeding by or in the right of the Registrant or the Bank to procure a judgment in favor of the Registrant or the Bank, provided that the director acted in good faith and in a manner the indemnitee reasonably believed to be in, or not opposed to, the best interests of the Registrant or the Bank. Notwithstanding the foregoing, no indemnification is available to a director in respect of any claim, issue or matter as to which the director is finally adjudged by a court to be liable to the Registrant, the Bank, or both, as the case may be, unless and only to the extent that the court in which the proceeding was brought determines that, despite the adjudication of liability but in view of all the circumstances of the case, the director is fairly and reasonably entitled to indemnification for such expenses. The indemnification agreements also generally provide for indemnification of expenses in connection with certain specific scenarios, including proceedings by federal banking regulators, subject to certain customary exclusions. The indemnification agreements also obligate the Registrant and Bank to advance expenses to a director, subject to the director’s obligation to repay the advance if and to the extent it is determined that the director is not entitled to be indemnified by the Registrant or Bank.

Item 7: Exemption From Registration Claimed.

Not Applicable.

Item 8: Exhibits.

The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

Exhibit Number	Exhibit Description	Form	Exhibit	Filing Date

3.1	Articles of Incorporation of Professional Holding Corp.	S-1	3.1	1/6/2020

3.2	Bylaws of Professional Holding Corp., effective April 22, 2021	8-K	3.1	4/28/2021

5.1+	Opinion of Michael C. Sontag

23.1+	Consent of Michael C. Sontag (included in Exhibit 5.1)

23.2+	Consent of Crowe LLP, independent registered public accounting firm to Professional Holding Corp. for the fiscal year ended December 31, 2020

24.1+	Power of Attorney (included in signature page)

99.1	Professional Holding Corp. 2014 Associate Stock Purchase Plan.	S-1	10.6	1/6/2020

+ Filed herewith.

Item 9: Undertakings.

(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)	Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of the registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5)	That, for the purpose of determining liability of a Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of such undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, such undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	any preliminary prospectus or prospectus of such undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	any free writing prospectus relating to the offering prepared by or on behalf of such undersigned Registrant or used or referred to by such undersigned Registrant;
(iii)	the portion of any other free writing prospectus relating to the offering containing material information about such undersigned Registrant or its securities provided by or on behalf of such undersigned Registrant; and
(iv)	any other communication that is an offer in the offering made by such undersigned Registrant to the purchaser.
(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)	The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of a Registrant pursuant to the foregoing provisions, or otherwise, such Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of a Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Beach Gardens, State of Florida, on the 31st day of August, 2021.

PROFESSIONAL HOLDING CORP.

By:	/s/ Daniel R. Sheehan
	Name:	Daniel R. Sheehan
	Title:	Chairman, Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Daniel R. Sheehan, Mary Usategui, and Michael C. Sontag, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Daniel R. Sheehan	Chairman and Chief Executive Officer
Daniel R. Sheehan	(Principal Executive Officer)	August 31, 2021

/s/ Mary Usategui	Chief Accounting Officer
Mary Usategui	(Principal Financial Officer and Principal Accounting Officer)	August 31, 2021

/s/ Margaret Blakey	Director
Margaret Blakey		August 31, 2021

/s/ Rolando DiGasbarro	Director
Rolando DiGasbarro		August 31, 2021

/s/ Norman Edelcup	Director
Norman Edelcup		August 31, 2021

/s/ Carlos M. Garcia	Director
Carlos M. Garcia		August 31, 2021

/s/ Jon L. Gorney	Director
Jon L. Gorney		August 31, 2021

/s/ Abel L. Iglesias	Director
Abel L. Iglesias		August 31, 2021

/s/ Herbert Martens, Jr.	Director
Herbert Martens, Jr.		August 31, 2021

/s/ Ava L. Parker	Director
Ava L. Parker		August 31, 2021

/s/ Lawrence Schimmel	Director
Dr. Lawrence Schimmel, M.D.		August 31, 2021